February 20, 2020

Hiroki Totoki
Chief Financial Officer
SONY CORP
7-1, Konan 1-Chome, Minato-Ku
Tokyo 108-0075, Japan

       Re: SONY CORP
           Form 20-F for Fiscal Year Ended March 31, 2019
           File No. 001-06439

Dear Mr. Totoki:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing